Exhibit 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities of 58.com Inc.*

Place of Incorporation
Subsidiaries:

China Classified Network Corporation	British Virgin Islands

China Classified Information Corporation Limited	Hong Kong

Beijing Chengshi Wanglin Information Technology Co., Ltd.	PRC

58 Tongcheng Information Technology Co., Ltd.	PRC

Ruiting Network Technology (Shanghai) Co., Ltd.	PRC

Anjuke Inc.	Cayman Islands

58.com Holdings Inc.	British Virgin Islands

Falcon View Technology	Cayman Islands

Beijing Yangguang Gudi Science Development Co., Ltd.	PRC

Consolidated Affiliated Entities and Their Subsidiaries:

Beijing 58 Information Technology Co., Ltd.	PRC

Shanghai Ruijia Information Technology Co., Ltd.	PRC

58 Co., Ltd.	PRC

Beijing 58 Auto Technology Co., Ltd. (formerly known as Beijing Leftbrain Network Technology Co., Ltd.)	PRC

Beijing Shanjing Kechuang Network Technology Co., Ltd.	PRC

Unconsolidated Subsidiaries and Their Controlled Affiliates**

58 Daojia Inc.	British Virgin Islands

Beijing 58 Daojia Information Technology Co., Ltd.	PRC

Tianjin 58 Daojia Life Services Co., Ltd.	PRC

*	The registrant has omitted from this list its other consolidated entities of the registrant that, in the aggregate, would not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X as of December 31, 2015.

**	58 Daojia Inc., or 58 Home, is the holding company of the PRC entities that operate 58 Home business. On November 27, 2015, 58 Daojia Inc. completed a Series A equity funding round, following which the Registrant holds 87.9% of the total outstanding ordinary shares of 58 Home and 61.7% of the total outstanding shares of 58 Home on an as-converted basis. As certain rights provided to the non-controlling Series A preferred shareholders of 58 Home would be viewed as substantive participating rights under U.S. GAAP, the Registrant has ceased consolidating the financial results of 58 Home in its consolidated financial statements in accordance with U.S. GAAP since November 27, 2015.